COMMONWEALTH ASSOCIATES, LP

June 3, 2008

Aftersoft Group, Inc.
Regus House, Herons Way
Chester Business Park
Chester, UK
CH4 9QR
Ian Warwick

Re:	Consulting Agreement

Gentlemen:

This letter agreement (this "Agreement") sets forth the understanding between Commonwealth Associates, LP ("Commonwealth") and Aftersoft Group, Inc. (the "Company") in connection with the engagement of Commonwealth by the Company to render consulting advice to the Company and to act as the Company's exclusive merger and acquisitions ("M&A") advisor as described below.

SECTION 1: Services and Duties

Pursuant to the terms and conditions set forth in this Agreement, Commonwealth proposes to undertake the following activities:

(a)        For a period of eighteen (18) months from the date hereof (the "Term"), Commonwealth shall provide advisory services to the Company under a monthly retainer as set forth in Section 3(b) herein. The monthly retainer shall provide for the following services by Commonwealth:

(i)	Advising the Company on its capital structure and any proposed capital raising activities;

(ii)	Assisting the Company in positioning itself in the public markets;

(iii)	Assisting the Company in conducting road show presentations to existing and prospective investors;

(iv)	Advising and assisting the Company in developing a general strategy for operational purposes;

(v)	Familiarization, to the extent deemed appropriate and feasible, with the business, operations, properties, financial condition, and prospects of the Company; and

(vi)	Such other financial advisory and investment banking services as may from time to time be agreed upon by Commonwealth and the Company.

(b)        During the Term, Commonwealth shall be the Company's exclusive M&A advisor. In the event that the Company enters into a merger, acquisition, or sale of assets or securities ("M&A Transaction"), the Company agrees to appoint Commonwealth as the Company's exclusive advisor with respect to each M&A Transaction and to pay to Commonwealth the fees as set forth in Section 3(c) herein.

SECTION 2: Term of the Agreement; Termination

(a)          This Agreement shall be for a term of twenty-four (24) months.

(b)          Either Party may terminate this Agreement at any time in the event of a material breach hereof by the other party. In addition, either Party may terminate this Agreement, other than because of a material breach by the other party, at any time upon ninety (90) days' prior written notice, without liability or continuing obligation, except as set forth in the following paragraph.

(c)          The termination of this Agreement shall not affect the compensation payable to or reimbursement of expenses incurred by Commonwealth pursuant to this Agreement.

SECTION 3: Compensation and Expenses.

In consideration for the services rendered by Commonwealth to the Company pursuant to this Agreement, the Company shall compensate Commonwealth as follows:

(a)          Upon execution hereof, Warrant to purchase up to three million (3,000,000) shares of the Company's Common Stock, which Warrant shall be exercisable for five (5) years at a price: (i) the lower of $.30; or (ii) the effective price for the Company's shares resulting from the sale of approximately 28,631,622 shares of Auto Data Network, Inc., the Company's parent (which is in the process of spinning off the Company) with respect to which Sale Commonwealth may act as Placement Agent. The Warrant shall contain a customary anti-dilution protection, and one half of the Warrants (1,500,000) shall contain a cashless exercise feature.

(b)          Compensation in the amount of $15,000 per month for advisory services for a period of 18 months from the date hereof, and shall be due by the Company within 15 days of invoicing.

(c)          A fee in connection with an M&A Transaction equal to 5% of the aggregate consideration paid or received by the Company. For the purposes hereof, consideration shall mean all cash, property, securities, or assets paid or received by the Company in connection with such transaction. Such fee shall be paid to Commonwealth in cash and upon closing of the M&A Transaction. Commonwealth shall also be reimbursed for all out of pocket expenses incurred by or advanced in connection with performance of its duties hereunder.

(d)          In connection with the services provided pursuant to this Agreement, the Company agrees to promptly reimburse Commonwealth, upon request and not more than monthly, for all out-of- pocket expenses incurred (including, but not limited to, travel and lodging expenses, and reasonable fees and disbursements of any counsel, consultants and advisors retained by Commonwealth with the Company's consent). Furthermore, Commonwealth shall obtain pre-approval for any expenses which is to exceed $5,000 or (in the case of disbursements of counsel likely to exceed $5,000).

SECTION 4: Representations, Warranties, and Covenants.

The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Company further represents and warrants that consummation of the Transaction contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

SECTION 5: Successors and Assigns

The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns, and the obligations and liabilities assumed in this agreement shall be binding on their successors and assigns; provided that the rights and obligations of either party may not be assigned without prior written consent. Any other purported assignment shall be null and void.

SECTION 6: Indemnification

The Company agrees to indemnify Commonwealth, its principals, members, officers, employees and agents who participate in any Transaction, as set forth in Annex A, attached hereto, which provisions shall be incorporated into the definitive agreements relating to any transaction.

SECTION 7: Notices

Any notice or other communication to be given to the Company hereunder may be given by delivering the same in writing to the address set forth above, and any notice or other communication to be given to Commonwealth may be given by delivering the same to Commonwealth Associates, LLP, 830 Third Avenue, New York, New York 10022, Attention: Robert O'Sullivan, Principal, or in each case, such other address of which a party shall have received notice. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date personally delivered.

SECTION 8: Miscellaneous.

(a)          No change, amendment or supplement to, or waiver of, this Agreement or any term, provision or condition contained herein, shall be valid or of any effect unless in writing and signed by the party against whom such is asserted.

(b)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules of such state. Any action, proceeding or claim against any of the parties hereto arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York or the federal court for the Southern District of New York, and the parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys' fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

(c)          This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated hereby, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements are superseded by this Agreement. The waiver of any particular condition precedent, provision or remedy provided by this Agreement shall not constitute the waiver of any other.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be taken as one and the same instrument, to the same effect as if all the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement identical in form hereto but having attached it to one or more additional signature pages.

(e)          The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and permitted assigns. Neither party shall have the right to assign its rights or obligations under this Agreement without the written consent of the other party.

(f)          If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement and this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

(g)          All representations, warranties and agreements of the parties hereto contained herein will survive the delivery and execution hereof and for a period of three (3) years from the date hereof, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any person who controls any such party within the meaning of the Securities Act, and will survive delivery of the Shares, and any termination of this Agreement.

If the foregoing conforms to your understanding of the arrangements between us, please sign the copy of this letter provided in the space indicated, whereupon this letter shall constitute a binding and legal agreement between the Company and the Placement Agent as of the date first written above.

Very truly yours,

Aftersoft Group, Inc.

By:	/s/ Ian Warwick
Name: Ian Warwick
Title: President and Chief Executive Officer

Accepted as of the date first above written:

COMMONWEALTH ASSOCIATES, L.P.

By:	/s/ Robert A. O’Sullivan
Name: Robert A. O'Sullivan
Title: Chief Executive Officer and President

ANNEX A:

INDEMNIFICATION

The Company agrees to indemnify Commonwealth, its principals, members, officers, employees and agents and other persons who participate in any Transaction, and their respective employees, directors, officers, agents, affiliates, and each person, if any, who controls them within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Commonwealth, is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability ("Damages"), to which such Indemnified Party, in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act by the Company or (iii) arising out of Commonwealth's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non- appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder, or the violation of any federal or state securities law or regulation by an Indemnified Party.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence, bad faith, or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall and shall cause the Company, to contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company, as the case may be and its shareholders on the one hand, and Commonwealth on the other, but also the relative fault of the Company, as the case may be, and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by Commonwealth and others who participate in any Transaction.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will immediately notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action, it being understood, however, that the Company shall not, in connection with any one such claim or action or separate, but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, for all the Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Company, at the Company's expense, to defend such claim or action. The omission by an Indemnified Party to promptly notify the Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Company from any liability the Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudice the Company's defense of such claim or action. The Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. Any obligation pursuant to this Annex shall survive the termination or expiration of this Agreement.